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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   SCHEDULE TO
                                  (RULE 13E-4)

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            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 2)

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                              BROADCOM CORPORATION
                       (Name of Subject Company (Issuer))

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                              BROADCOM CORPORATION
                        (Name of Filing Person (Offeror))

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          Certain Options to Purchase Class A or Class B Common Stock,
            Par Value $.0001 Per Share, Having an Exercise Price Per
                             Share of $45.00 or More
                         (Title of Class of Securities)

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                                   111320 10 7
                      (CUSIP Number of Class of Securities)
                            (Underlying Common Stock)

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                               David A. Dull, Esq.
                       Vice President of Business Affairs,
                          General Counsel and Secretary
                              Broadcom Corporation
                               16215 Alton Parkway
                          Irvine, California 92618-3616
                                 (949) 450-8700
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

                                    Copy to:
                               Rod J. Howard, Esq.
                            S. James DiBernardo, Esq.
                             Stephen B. Sonne, Esq.
                              Two Embarcadero Place
                                 2200 Geng Road
                           Palo Alto, California 94303
                                 (650) 424-0160


[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer. Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]  third party tender offer subject to Rule 14d-1.

[X]  issuer tender offer subject to Rule 13e-4.

[ ]  going-private transaction subject to Rule 13e-3.

[ ]  amendment to Schedule 13D under Rule 13d-2.

     Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]

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     The filing of this Amendment No. 2 to Schedule TO shall not be construed as an admission by Broadcom Corporation that the Offer constitutes an issuer tender offer for purposes of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

                             Introductory Statement

     This Amendment No. 2 (this "Amendment") amends and supplements the Tender Offer Statement on Schedule TO (the "Schedule TO") filed with the Securities and Exchange Commission (the "Commission") on April 30, 2001, as amended, relating to our offer to exchange certain options to purchase shares of our Class A or Class B common stock, par value $.0001 per share, having an exercise price per share of $45.00 or more for new options to purchase shares of our Class A common stock upon the terms and subject to the conditions described in the Offer to Exchange dated May 24, 2001, and the related Letter of Transmittal.

Item 12.  Exhibits.

     Exhibit (a)(15) to this Amendment is hereby filed as Exhibit (a)(15) to the Schedule TO.



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                                    SIGNATURE


     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 2 to Schedule TO is true, complete and correct.

                                             Broadcom Corporation


                                             /s/ William J. Ruehle
                                             -----------------------------------
                                                 William J. Ruehle
                                                 Vice President and Chief
                                                 Financial Officer

Date: May 24, 2001



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                                INDEX TO EXHIBITS

EXHIBIT
NUMBER           DESCRIPTION
-------          -----------

*(a)(1)     -    Amended and Restated Offer to Exchange, dated May 24, 2001.

*(a)(2)     -    Form of Letter of Transmittal.

 (a)(3)     -    Broadcom Corporation Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Commission on April 2, 2001 is incorporated herein by reference.

*(a)(4)     -    Addendum for Employees in Belgium.

*(a)(5)     -    Addendum for Employees in Canada.

 (a)(6)     -    [Intentionally omitted.]

*(a)(7)     -    Addendum for Employees in India.

*(a)(8)     -    Addendum for Employees in Japan.

*(a)(9)     -    Amended and Restated Addendum for Employees in the Netherlands.

*(a)(10)    -    Amended and Restated Addendum for Employees in the People's
                 Republic of China.

*(a)(11)    -    Addendum for Employees in Singapore.

*(a)(12)    -    Amended and Restated Addendum for Employees in the United
                 Kingdom.

*(a)(13)    -    Addendum for Employees in Switzerland.

 (a)(14)    -    Broadcom Corporation Quarterly Report on Form 10-Q for its
                 fiscal quarter ended March 31, 2001, filed with the Commission on May 15, 2001 is incorporated herein by reference.

 (a)(15)    -    Notice of Commencement.

*(a)(16)    -    Form of Notice to Certain Employees of Designated Authorized
                 Company Representative.

 (d)(1)     -    Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated through April 20, 2001, is incorporated herein by reference to Appendix B of the Company's definitive proxy statement filed with the Commission on April 27, 2001.


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*(d)(2)     -    Form of Cancellation/Regrant Program Notice of Grant of Stock
                 Option under the Broadcom Corporation 1998 Stock Incentive
                 Plan.

*(d)(3)     -    Form of Cancellation/Regrant Program Non-Exempt Employee Notice
                 of Grant of Stock Option under the Broadcom Corporation 1998
                 Stock Incentive Plan.

*(d)(4)     -    Form of Cancellation/Regrant Program Stock Option Agreement
                 under the Broadcom Corporation 1998 Stock Incentive Plan.

*(d)(5)     -    Form of Cancellation/Regrant Program Non-Exempt Employee Stock
                 Option Agreement under the Broadcom Corporation 1998 Stock
                 Incentive Plan.

 (d)(6)     -    Allayer Communications 1997 Equity Incentive Plan, as amended, is incorporated herein by reference to the Company's registration statement on Form S-8 filed with the Commission on January 10, 2001.

 (d)(7)     -    Altima communications, Inc. 1997 Stock Option Plan, as amended, is incorporated herein by reference to the Company's registration statement on Form S-8 filed with the Commission on November 2, 2000.

 (d)(8)     -    AltoCom, Inc. 1997 Stock Plan is incorporated herein by
                 reference to the Company's registration statement on Form S-8 filed with the Commission on September 23, 1999.

 (d)(9)     -    BlueSteel Networks, Inc. 1999 Stock Incentive Plan is
                 incorporated herein by reference to the Company's registration statement on Form S-8 filed with the Commission on March 23, 2000.

 (d)(10)    -    Element 14 Unapproved Share Option Scheme is incorporated
                 herein by reference to the Company's Registration Statement on Form S-8 filed with the Commission on December 11, 2000.

 (d)(11)    -    Epigram, Inc. 1996 Stock Plan, as amended, is incorporated herein by reference to the Company's registration statement on Form S-8 filed with the Commission on June 9, 1999.

 (d)(12)    -    Innovent Systems, Inc. 2000 Stock Option/Stock Issuance Plan is
                 incorporated herein by reference to the Company's registration statement on Form S-8 filed with the Commission on November 2, 2000.

 (d)(13)    -    NewPort Communications, Inc. 1998 Stock Option/Stock Issuance
                 Plan is incorporated herein by reference to the Company's registration statement on Form S-8 filed with the Commission on November 9, 2000.


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 (d)(14)    -    Pivotal Technologies Corp. 1998 Stock Option Plan is
                 incorporated herein by reference to the Company's registration statement on Form S-8 file with the Commission on July 10, 2000.

 (d)(15)    -    Puyallup Integrated Circuit Company Amended and Restated 1996
                 Stock Option Plan is incorporated herein by reference to the Company's registration statement on Form S-8 filed by the Company on November 2, 2000.

 (d)(16)    -    ServerWorks Corporation 2000 Long Term Incentive Plan is
                 incorporated herein by reference to the Company's registration statement on Form S-8 filed with the Commission on April 6, 2001.

 (d)(17)    -    ServerWorks Corporation Stock Option Plan 1.1, as amended and restated, is incorporated herein by reference to the Company's registration statement on Form S-8 filed with the Commission on April 6, 2001

 (d)(18)    -    SiByte, Inc. 1998 Stock Incentive Plan, as amended, is
                 incorporated herein by reference to the Company's registration statement on Form S-8 filed with the Commission on January 10, 2001.

 (d)(19)    -    SiByte, Inc. 2000 Key Employee Stock Plan is incorporated
                 herein by reference to the Company's registration statement on Form S-8 filed with the Commission on January 10, 2001.

 (d)(20)    -    Silicon Spice Inc. 1996 Stock Option Plan (as amended through
                 February 29, 2000) is incorporated herein by reference to the Company's registration statement on Form S-8 filed with the Commission on November 9, 2000.

 (d)(21)    -    Stellar Semiconductor, Inc. 1997 Stock Option/Stock Issuance
                 Plan is incorporated herein by reference to the Company's registration statement on Form S-8 filed with the Commission on March 23, 2000.

 (d)(22)    -    Stellar Semiconductor, Inc. 1999 Equity Incentive Plan is
                 incorporated herein by reference to the Company's registration statement on Form S-8 filed with the Commission on March 23, 2000.

*(d)(23)    -    Amended and Restated Merger Agreement and Plan of
                 Reorganization by and among the Company, Allayer Communications and the other parties signatory thereto dated as of September
                 29, 2000.

 (d)(24)    -    Merger Agreement and Plan of Reorganization by and among the
                 Company, RCC Acquisition Corp., Reliance Computer Corp., and the other parties signatory thereto dated as of January 5, 2001 is incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commission on January 31, 2001.


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 (d)(25)    -    Amended and Restated Merger Agreement and Plan of
                 Reorganization by and among the Company, SiByte, Inc., and the other parties signatory thereto dated as of December 6, 2000 is incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commission on December 6, 2000.


* Previously filed.


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